Exhibit 5.1

	Invesco Ltd. 1555 Peachtree Street, N.E. Atlanta Georgia, 30309 USA	Email jwilson@applebyglobal.com Direct Dial +1 441 298 3559 Tel +1 441 295 2244 Fax +1 441 292 8666 Your Ref Appleby Ref 137506.0029/JW 8 October 2015
Bermuda Office Appleby (Bermuda) Limited Canon’s Court 22 Victoria Street PO Box HM 1179 Hamilton HM EX Bermuda Tel +1 441 295 2244 Fax +1 441 292 8666 applebyglobal.com

Dear Sirs

Invesco Ltd. (Company)

We have acted as Bermuda counsel to the Company, and this opinion as to Bermuda law is addressed to you in connection with the automatic shelf registration statement on Form S-3, to be filed by the Company, Invesco Finance, Inc and Invesco Finance plc (Registration Statement) with the United States Securities and Exchange Commission under the Securities Act 1933, as amended (Securities Act). The Registration Statement relates to the proposed issuance from time to time by the Company, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act, of the following securities (i) common shares of the Company, par value US$0.20 per share (Common Shares), (ii) preference shares of the Company, par value US$0.20 per share (Preference Shares and, together with the Common Shares, Equity Securities), (iii) unsecured senior or subordinated debt securities and other debt obligations of the Company or one or more of its subsidiaries, including guarantees of any such debt securities (Debt Securities) and (iv) subscription rights (Subscription Rights) and warrants (Warrants” relating to the Equity Securities, the Debt Securities, other securities or any combination thereof (the Subscription Rights and Warrants are, collectively, Other Securities and, together with the Equity Securities and the Debt Securities, Securities). The Company has requested that we provide this opinion which will be included as an exhibit to the Registration Statement.

For the purposes of this opinion we have examined and relied upon the documents (Documents) listed, and in some cases defined, in the schedule to this opinion (Schedule) together with such other documentation as we have considered requisite to this opinion.

ASSUMPTIONS

In stating our opinion we have assumed:

Appleby (Bermuda) Limited (the Legal

Practice) is a limited liability company

incorporated in Bermuda and

approved and recognised under the

Bermuda Bar (Professional

Companies) Rules 2009. “Partner” is

a title referring to a director,

shareholder or an employee of the

Legal Practice. A list of such persons

can be obtained from your

relationship partner.

Bermuda • British Virgin Islands • Cayman Islands • Guernsey • Hong Kong • Isle of Man • Jersey • London • Mauritius • Seychelles • Shanghai • Zurich

1.

the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

2.	that each of the Documents which was received by electronic means is complete, intact and in conformity with the transmission as sent;
3.	the genuineness of all signatures on the Documents;
4.	the authority, capacity and power of each of the persons signing the Documents, other than the Company;
5.	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;
6.

that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Company Search been materially altered;

7.

that the records that were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Litigation Search been materially altered;

8.

that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution, delivery or filing of the Registration Statement which would have any implication in relation to the opinions expressed herein and that, in so far as any obligation under, or action to be taken under, the Registration Statement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

9.

that any Debt Securities or Other Securities to be issued by the Company, when executed and delivered by the parties thereto, will constitute legal, valid and binding obligations of each of the parties thereto, other than the Company, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

10.	that any Debt Securities or Other Securities to be issued by the Company will be validly authorised, executed and delivered by each of the parties thereto, other than the Company, and the performance thereof is within the capacity and powers of each such party;

Bermuda • British Virgin Islands • Cayman Islands • Guernsey • Hong Kong • Isle of Man • Jersey • London • Mauritius • Seychelles • Shanghai • Zurich

11.

that any Other Securities to be issued by the Company will be, in respect of the Warrants, issued pursuant to the terms of a warrant agreement filed as an exhibit to the Registration Statement by amendment or as an exhibit to a document to be incorporated by reference in the Registration Statement (Warrant Agreement) or, in respect of the Subscription Rights, issued pursuant to the terms of a subscription rights agreement filed as an exhibit to the Registration Statement by amendment or as an exhibit to a document to be incorporated by reference in the Registration Statement (Subscription Rights Agreement);

12.

that the Warrant Agreement and the Subscription Rights Agreement will effect and constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with their respective terms, under the laws of the jurisdiction by which they are expressed to be governed and will not contain any provisions which are contrary to Bermuda law;

13.	that the Company will at the relevant time of issuance or transfer of any of the Securities hold the necessary permissions of the Bermuda Monetary Authority for such issuance or transfer;
14.

that the Company will at the relevant time of issuance of any Equity Securities have sufficient authorised but unissued shares of the relevant Equity Securities and the consideration paid therefor will not be less than the par value of the relevant Equity Securities;

15.

that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of the Company as unanimous written resolutions of the Board of Directors of the Company and that there is no matter affecting the authority of the Directors to effect entry by the Company into the Registration Statement not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

16.

that when the Board of Directors adopted the Resolutions, no Director failed to discharge his fiduciary duty owed to the Company and to act honestly and in good faith with a view to the best interests of the Company;

17.

that the Company will enter into its obligations under the Subject Agreements (as defined in the Schedule hereto), the Warrant Agreement and the Subscription Rights Agreement in good faith for the purpose of carrying on its business and that, at the time it does so, there will be reasonable grounds for believing that the transactions contemplated by the Subject Agreements would benefit the Company;

18.	that the Subject Agreements will effect and constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with its respective terms, under the laws of the jurisdiction by which it is expressed to be governed;

Bermuda • British Virgin Islands • Cayman Islands • Guernsey • Hong Kong • Isle of Man • Jersey • London • Mauritius • Seychelles • Shanghai • Zurich

19.	that the Company will comply, to the extent applicable, with the requirements of Part III of the Companies Act 1981 (Act), as amended, relating to prospectuses and public offerings; and
20.	that, when executed and delivered, the Subject Agreements will be in a form which does not differ in any material respect from the drafts which we have examined for the purposes of this opinion.
OPINION Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:
1.1

The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

1.2

The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Subject Agreements and to take all action as may be necessary to complete the transactions contemplated thereby.

1.3

The execution, delivery and performance by the Company of the Subject Agreements and the transactions contemplated thereby have been duly authorised by all necessary corporate action on the part of the Company.

1.4

The Debt Securities will, upon due execution by the Company and authentication under the relevant Indenture, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

1.5

When the Board of Directors of the Company, including any duly constituted committee thereof, has taken all necessary corporate action to approve the issuance of Equity Securities and they are issued and paid for in accordance with the terms of a prospectus supplement relating thereto in accordance with the Registration Statement, the Equity Securities will be validly issued, fully paid and non-assessable.

1.6

The Warrants will, upon due execution by the Company and authentication under, the Warrant Agreement, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

1.7

The Subscription Rights will, upon due execution by the Company and authentication under, the Subscription Rights Agreement, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

1.8	The Company has received an assurance from the Ministry of Finance granting an exemption until 31 March 2035 from the imposition of tax under any applicable

Bermuda • British Virgin Islands • Cayman Islands • Guernsey • Hong Kong • Isle of Man • Jersey • London • Mauritius • Seychelles • Shanghai • Zurich

Bermuda law computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, provided that such exemption shall not prevent the application of any such tax or duty to such persons as are ordinarily resident in Bermuda and shall not prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to land in Bermuda leased to the Company. There are, subject as otherwise provided in this opinion, no Bermuda taxes, stamp or documentary taxes, duties or similar charges now due, or which could in the future become due, in connection with the issuance of the Securities and the Company is not required by any Bermuda law or regulation to make any deductions or withholdings in Bermuda from any payment it may make thereunder.
RESERVATIONS We have the following reservations:
1.

Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of the shares, that no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-laws of the Company after the date on which he becomes a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise pay money to, the Company.

2.	The term “enforceable” as used in this opinion means that there is a way of ensuring that each party performs an agreement or that there are remedies available for breach.
3.

We express no opinion as to the availability of equitable remedies such as specific performance or injunctive relief, or as to any matters which are within the discretion of the courts of Bermuda in respect of any obligations of the Company as set out in the Subject Agreements, the Warrant Agreement and the Subscription Rights Agreement. In particular, we express no opinion as to the enforceability of any present or future waiver of any provision of law (whether substantive or procedural) or of any right or remedy which might otherwise be available presently or in the future under the Subject Agreements, the Warrant Agreement and the Subscription Rights Agreement.

4.	Enforcement of the obligations of the Company under the Subject Agreements, the Warrant Agreement and the Subscription Rights Agreement may be limited or affected by applicable laws from time to time in effect relating to bankruptcy, insolvency or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors’ rights.

Bermuda • British Virgin Islands • Cayman Islands • Guernsey • Hong Kong • Isle of Man • Jersey • London • Mauritius • Seychelles • Shanghai • Zurich

5.	Enforcement of the obligations of the Company may be the subject of a statutory limitation of the time within which such proceedings may be brought.
6.

We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

7.

Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

8.

We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into any of the Subject Agreements, the Warrant Agreement and the Subscription Rights Agreement by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.

9.

Where a person is vested with a discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

10.

Any provision in the Subject Agreements, the Warrant Agreement and the Subscription Rights Agreement that certain calculations or certificates will be conclusive and binding will not be effective if such calculations or certificates are fraudulent or erroneous on their face and will not necessarily prevent juridical enquiries into the merits of any claim by an aggrieved party.

11.	We express no opinion as to the validity or binding effect of any provision in the Subject Agreements, the Warrant Agreement and the Subscription Rights Agreement for the payment of interest at a higher rate on overdue amounts than on amounts which are current, or that liquidated damages are or may be payable. Such a provision may not be enforceable if it could be established that the amount expressed as being payable was in the nature of a penalty; that is to say a requirement for a stipulated sum to be paid irrespective of, or necessarily greater than, the loss likely to be sustained. If it cannot be demonstrated to the Bermuda court that the higher payment was a reasonable pre-estimate of the loss suffered, the court will determine and award what it considers to be reasonable damages. Section 9 of The Interest and Credit Charges (Regulations) Act 1975 provides that the Bermuda courts have discretion as to the amount of interest, if any, payable on the amount of a judgment after date of judgment. If the Court does not exercise that discretion, then interest will accrue at the statutory rate which is currently 7% per annum.

Bermuda • British Virgin Islands • Cayman Islands • Guernsey • Hong Kong • Isle of Man • Jersey • London • Mauritius • Seychelles • Shanghai • Zurich

12.

We express no opinion as to the validity or binding effect of any provision of the Subject Agreements, the Warrant Agreement and the Subscription Rights Agreement which provides for the severance of illegal, invalid or unenforceable provisions.

13.

A Bermuda court may refuse to give effect to any provisions of the Subject Agreements, the Warrant Agreement and the Subscription Rights Agreement in respect of costs of unsuccessful litigation brought before the Bermuda court or where that court has itself made an order for costs.

14.

Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

14.1

details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

14.2

details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

14.3

whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

	14.4	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or
14.5

whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.

15.	In order to issue this opinion we have carried out the Company Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such search.

Bermuda • British Virgin Islands • Cayman Islands • Guernsey • Hong Kong • Isle of Man • Jersey • London • Mauritius • Seychelles • Shanghai • Zurich

16.

In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such search.

17.	In opinion paragraph 1.1 above, the term “good standing” means that the Company has received a Certificate of Compliance from the Registrar of Companies.

DISCLOSURE

This opinion is addressed to you in connection with the filing of the Registration Statement with the United Stated Securities and Exchange Commission. We hereby consent to the filing of this opinion with the Registration Statement as Exhibit 5.1 thereto. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to or relied upon by any person for any other purpose.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby (Bermuda) Limited

Bermuda • British Virgin Islands • Cayman Islands • Guernsey • Hong Kong • Isle of Man • Jersey • London • Mauritius • Seychelles • Shanghai • Zurich

SCHEDULE
1.

The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 7 October 2015 at 12:30pm (Bermuda time) (Company Search).

2.

The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 7 October 2015 at 11:30am (Bermuda time) (Litigation Search).

3.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Amended and Restated Bye-Laws of the Company (collectively referred to as the Constitutional Documents).
4.	A PDF copy of the minutes of the meeting of the Board of Directors of the Company held on 1 July 2015 (Resolutions).
5.	A certified copy of the “Foreign Exchange Letter”, dated 12 September 2007 issued by the Bermuda Monetary Authority, Hamilton Bermuda in relation to the Company.
6.	A certified copy of the “Tax Assurance”, dated 22 February 2012, issued by the Registrar of Companies for the Minister of Finance in relation to the Company.
7.	A copy of the general permission granted by the Bermuda Monetary Authority under the Exchange Control Act 1972 and related regulations in its notice to the public dated 1 June 2005.
8.	A Certificate of Compliance, dated 7 October 2015 issued by the Registrar of Companies in respect of the Company.
9.	A certified copy of the Register of Directors and Officers in respect of the Company.
10.	A PDF copy of the Registration Statement.
11.	A PDF copy of the form of Senior Indenture included as exhibit 4.2 of the Registration Statement (Senior Indenture).
12.	A PDF copy of the form of Subordinated Indenture included as exhibit 4.3 of the Registration Statement (Subordinated Indenture and, together with the Senior Indenture, Indentures and each an Indenture).

Bermuda • British Virgin Islands • Cayman Islands • Guernsey • Hong Kong • Isle of Man • Jersey • London • Mauritius • Seychelles • Shanghai • Zurich

13.	A PDF copy of the form of Senior Debt Security included as exhibit 4.4 of the Registration Statement (included in exhibit 4.2 of the Registration Statement) (Senior Debt Security).
14.	A PDF copy of the form of Subordinated Debt Security included as exhibit 4.5 of the Registration Statement (included in exhibit 4.3 of the Registration Statement) (Subordinated Debt Security and, together with the Registration Statement, the Indentures and the Senior Debt Security, Subject Agreements).

Bermuda • British Virgin Islands • Cayman Islands • Guernsey • Hong Kong • Isle of Man • Jersey • London • Mauritius • Seychelles • Shanghai • Zurich